SALES CONTRACT

Nr. 00217-01

Dd 26/02/2017

PARTIES

SELLER: STARKOT CORP. with its principal office located at. 2-57 A, Hanuman, Irukupakem, Muppalla Mandal, Guntur, Andhra Pradesh, India, 522403.

BUYER: SHIVAM HERITAGE with its principal office located at D-346, Sector 10, Noida, India, 201301.

1.   Term.

This Agreement shall begin on February 26, 2017, and the end upon last order, unless the parties agree otherwise. Seller should receive from Buyer at least on amount of $5,000 in accordance to this Agreement for the period of one year from the date of signing this Agreement by the Parties.

2.   Delivery/Acceptance.

Buyer agreed to accept the Goods (pillows with national Indian embroidery, different designs of the pillows, from tiny to small and large, from sleeping to traveling pillows) in Seller’s office. Buyer will give Seller 10 days’ advance notice regarding the quantity requested by Buyer. Upon receipt of the request for acceptance Goods, Seller will arrange the Goods and prepare them for acceptance by Buyer in Seller’s office.

3.   Risk of Loss.

The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Buyer once the Buyer has accepted the goods.

4.   Acceptance.

Buyer will have the right to inspect the Goods, Buyer must give writing notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer.

5.   Charges.

Buyer is allowed to pay half of charges in advance and another half on the date of Goods receipt, unless the parties agree otherwise.

6.   Warranty.

Seller warrants that the goods sold hereunder are new and free from substantive defects. Seller's liability under the foregoing warranty is limited to replacement of goods or refund of the purchase price at Seller's sole option. Seller makes no other warranty, express or implied.

9. Force Majeure.

Seller may, without liability, delay performance or cancel this Agreement on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, terrorism, embargo, failure of source of supply, or casualty.

10. Miscellaneous.

This Agreement contains the entire agreement between the Parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by both parties. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SIGNATURE AND NAME OF SELLER, /s/ Ravi Kiran Inturi STARKOT CORP.	SIGNATURE AND NAME OF BUYER, /s/ Kothajit Singh SHIVAM HERITAGE